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                                                                 FMC Corporation
                                                                Quarterly Report
                                                                on Form 10-Q for
                                                                   June 30, 2001


Exhibit 12  Statement re:
            ------------
            Computation of Ratios of Earnings to Fixed Charges
            --------------------------------------------------
            (In millions, except ratio data)
            --------------------------------
                                                       Six Months Ended
                                                          June 30,
                                                    ---------------------
                                                    2001             2000
                                                    ----             ----
Earnings:

 (Loss) income before income taxes and
  the cumulative effect of a change in
  accounting principle                               $(427.8)        $83.3
 Minority interests                                      2.4           1.5
 Loss of affiliates                                      0.3          (8.5)
 Interest expense and amortization
  of debt discount, fees and expenses                   46.5          51.3
 Amortization of capitalized interest                    1.9           1.7
 Interest included in rental expense                     7.8           8.4
                                                     -------        ------

Total (losses) earnings                              $(368.9)       $137.7
                                                     =======        ======


Fixed charges:
 Interest expense and amortization
  of debt discount, fees and expenses                $  46.5        $ 51.3
 Interest capitalized as part of
  property, plant and equipment                          6.1           4.7
 Interest included in rental expense                     7.8           8.4
                                                     -------        ------

Total fixed charges                                  $  60.4        $ 64.4
                                                     =======        ======

Ratio of (losses) earnings to fixed
 charges (1)                                          (6.1)%          2.1%
                                                     =======        ======

(1) Excluding asset impairments and restructuring and other charges in 2001 and 2000, the company's ratio of earnings to fixed charges was 2.5% and 3.0%, respectively.